Exhibit 99.3

For Immediate Release

U.S. Wireless Data Names Rick DeVincenzo as Chief Financial Officer

        New York, NY—January 5, 2001 – U.S. Wireless Data, Inc. (USWD) (OTC:USWE), the leader in wireless transaction services, today announced the appointment of Rick J. DeVincenzo as Senior Vice President, Chief Financial Officer, and Treasurer of the Company. This position was previously held by Peter J. Adamski, who has resigned for personal reasons.

        Mr. DeVincenzo has a broad-based financial background, including over 21 years in high growth companies. Most recently, he was vice president of finance and chief financial officer of The Golf Network.com, a start-up where he established their financial and administrative systems. Prior to that, he served as vice president of finance and administration and chief financial officer of Graphic Systems Group, a New York-based printing and digital imaging company. In addition to all financial-related matters, he was also responsible for strategic planning and acquisition activities during three years of over 50% annual growth.

        Prior to Graphic Systems Group, Mr. DeVincenzo served as president and chief operating officer of the 850-employee Canadian division of Gerstetner Group PLC, where he successfully managed the integration of this $100 million business following its acquisition. Mr. DeVincenzo also served in various financial posts at Savin Corporation and Morris Decision Systems.

        USWD Chairman and CEO Dean M. Leavitt said, “We are fortunate to have Rick join us at this important point in our development. We have recently announced two major acquisitions that will expand our potential reach into the credit card transaction processing arena. Having a person with Rick’s experience at financial integration in dynamic new business environments will be a great benefit. I am pleased to welcome him to the U.S. Wireless Data executive team.”

        “I am very excited about the opportunities and challenges that lie ahead for USWD, and look forward to working with a very talented executive management team,” added Mr. DeVincenzo. “I feel my financial and operational leadership roles in large business units and startup companies will certainly contribute to the success of USWD. Dean has put together an organization combining extraordinary people, products and services in order to position the company to take advantage of the huge market opportunity for wireless Credit Card technologies.”

About U.S. Wireless Data, Inc.
        U.S. Wireless Data, Inc. (www.uswirelessdata.com) markets proprietary technology that brings together three large, rapidly growing industries–transaction processing, wireless data transport, and the Internet–to enable wireless payment processing. The company’s Synapse(sm) platform provides a gateway among all of the parties within a wireless point-of-sale (POS) transaction. This enables businesses that require mobility (i.e., not tethered to a telephone line) and/or faster transaction speed to accept wireless point-of-sale payments. By providing a seamless interface among merchants’ POS terminals, wireless carriers and card processors, credit, debit and other card transactions can be processed as fast as cash, without the cost and inconvenience of a telephone line. In addition, Synapse Internet-based tools offer on-line, real-time transaction monitoring, remote diagnostics and automated terminal activation. The company is headquartered in New York City.

Forward-Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties. While the management of the Company believes that current expectations reflect reasonable assumptions, actual results could vary materially depending on risks and uncertainties including, but not limited to: success of the Company’s new business plan; market acceptance of the Company’s products; the Company’s requirement for additional capital; the failure to execute definitive agreements with potential strategic alliance partners; technological change; system capacity constraints or system failures; the ability of the Company to develop new distribution channels; or competition. The reports filed by the Company pursuant to United States securities laws contain a detailed discussion of these factors and certain other risks to which the Company is subject. The Company assumes no obligation to update this information. Management of the Company advises the reader to review these reports (which are available from the United States Securities and Exchange Commission’s EDGAR database at http://www.sec.gov and at various other reference facilities in the United States).

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For Additional Information, Contact:

U.S. Wireless Data, Inc
Investor Relations Contact:
William A. Walkowiak, CFA
Lippert/Heilshorn & Associates
(212) 838-3777
william@lhai.com
Press Contact:
Phillippa Perkins
Edelman PR Worldwide
(212) 642-7747
phillippa.perkins@edelman.com